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                           Bain Capital Fund VI, L.P.
                                Two Copley Place
                                Boston, MA 02116





                                                                   May 1, 2000


Mr. Stephen Williamson, CEO
Odwalla, Inc.
120 Stone Pine Road
Half Moon Bay, CA  94019


Mr. Craig Sakin
Catterton-Simon Partners III, L.P.
9 Greenwich Office Park
Greenwich, CT  06830



      Re: Working Capital Adjustment Agreement dated as of May 1, 2000
          ------------------------------------------------------------


Dear Gentlemen:

            I refer to the: (i) Working Capital Adjustment agreement (the "Working Capital Agreement"), entered into as of May 1, 2000, by and among, Odwalla, Inc. ("Odwalla"), Fresh Samantha, Inc. ("Fresh Samantha") and certain individuals and entities set forth therein; and (ii) the Shareholders Rights Agreement (the "Rights Agreement") to be entered into on May 2, 2000, by and among Odwalla, Samantha Investors, LLC and certain other individuals and entities set forth on Schedule 1 attached thereto. Capitalized words used herein without definition are as defined in the Rights Agreement.

            Pursuant to Section 4.1(b)(i) of the Rights Agreement, to the extent additional "independent directors" are required to serve on Odwalla's Board of Directors to fulfill the rules and regulations promulgated by the NASD and for so long as the Bain Shareholders and their Permitted Transferees hold at least twenty percent (20%) of the issued and outstanding Common Stock of Odwalla, the Odwalla Board of Directors shall nominate one independent member of Odwalla's Board of Directors as designated by the Bain Shareholders. Notwithstanding the foregoing, in consideration of the settlement of the working capital dispute as reflected in the Working Capital Agreement, as long as



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Catterton-Simon Partners III, L.P. ("Catterton") holds at least five percent
(5%) of the issued and outstanding Common Stock of Odwalla, the Bain Shareholders hereby agree that commencing as of the effective time of the Merger and for so long as the Bain Shareholders have the right to designate an independent director for nomination to Odwalla's Board of Directors pursuant to
Section 4.1(b)(i) of the Rights Agreement, the Bain Shareholders will, prior to nominating such director, provide written notice of the proposed nominee to Catterton, and shall only designate such person for nomination with Catterton's approval in the manner set forth below, which approval shall not be unreasonably withheld. The Company, Catterton and the Bain Shareholders agree and understand the aforementioned right of Catterton to approve such proposed designee(s) shall not apply to an individual already serving on Odwalla's Board.

            After the date hereof, if Catterton's approval shall be required prior to designating a person to serve on Odwalla's Board of Directors pursuant to Section 4.1(b)(i) of the Rights Agreement, Catterton shall be deemed to have approved such person unless, within six (6) business days of the giving of written notice to Catterton as provided in the previous paragraph, it shall have given the Bain Shareholders written notice that it does not approve of such person, which notice shall include the reasons for such disapproval . The giving of all notices hereunder shall be governed by the provisions set forth in
Section 6.9 of the Rights Agreement.

            If Catterton shall have given the Bain Shareholders notice that it does not approve a designee for nomination to the Odwalla Board of Directors as provided in the previous paragraph, (i) the Bain Shareholders shall have the right to propose additional designee(s) and (ii) Odwalla shall not take any action, or suffer any action to be taken, to elect as an additional director any person not designated by the Bain Shareholders, unless, based upon a written opinion of counsel, which counsel is reasonably acceptable to the Bain Shareholders, Odwalla determines that the failure to elect an additional "independent director" would be reasonably likely to result in Odwalla's common stock being delisted from the NASDAQ National Market within 30 calendar days. The Company hereby agrees that it shall take all actions (including, without limitation, actions to satisfy the rules and regulations promulgated by the
NASD) to prevent such delisting without electing an additional "independent director" not designated by the Bain Shareholders.



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            If the foregoing correctly sets forth our understanding and agreement, please so indicate by signing a copy of this Letter Agreement in the space provided below.

                                          Very truly yours,


                                          BAIN CAPITAL FUND IV, L.P.




                                          By:      /s/ illegible
                                             ----------------------------------
                                          Name:
                                               --------------------------------
                                          Title:
                                                -------------------------------



ACKNOWLEDGED AND AGREED:

ODWALLA, INC.


By:  /s/ D. Stephen C. Williamson
   ----------------------------------
Name:    D. Stephen C. Williamson
     --------------------------------
Title:   Chairman and CEO
      -------------------------------


CATTERTON-SIMON PARTNERS III, L.P.
By Its General Partner:
CATTERTON-SIMON MANGING PARTNER III L.L.C.
a Delaware limited liability company

By:  /s/ illegible
   ----------------------------------
Name:
     --------------------------------
Title:
      -------------------------------